ACORN ENERGY ANNOUNCES YEAR END 2015 RESULTS

Wilmington, DE – March 30, 2016 – Acorn Energy, Inc. (OTCQB: ACFN), today announced its results for the fiscal year ended December 31, 2015.

For 2015, revenue from continuing operations was $19.1 million compared to $19.6 million in 2014. The net loss for 2015 was $10.6 million, or $0.40 per share, compared to a net loss of $27.1 million, or $1.19 per share, in 2014. Results for the 2015 year include non-cash charges of $1.6 million for impairments of goodwill and other intangibles in continuing operations. Results for the 2014 year include non-cash charges of $10.4 million for impairments of inventory, fixed assets, goodwill and other intangibles which are included in loss from discontinued operations of $19.1 million. Results for 2014 also include a non-cash goodwill impairment charge of $1.8 million and $0.3 million for restructuring charges in continuing operations.

On January 28, 2016, Acorn announced the sale of a 50% strategic interest in its DSIT Solutions, Ltd. business to Rafael Advanced Defense Systems, a major Israeli defense company. Acorn expects to receive gross proceeds of approximately $4.9 million before escrow (approximately $0.6 million), fees and taxes. Acorn is also eligible to receive its pro-rata share of a $1.0 million earn-out over a three-year period. In addition to customary closing conditions, the DSIT Transaction requires the approval of the Israeli Ministry of Defense and the Israeli Anti-Trust Authority. Both approvals have already been received. Acorn expects that the DSIT Transaction will close in the first two weeks of April 2016. Following the sale, Acorn will own approximately 41.2% of DSIT.

Jan Loeb, President and CEO of Acorn, stated “2015 did not turn out as we expected. The Board has taken decisive action by raising the capital necessary to keep our businesses operating, selling a portion of our interests in DSIT to Rafael which we believe can be a strategic partner for DSIT and further reducing overhead costs. We are beginning to see the benefits of those actions. Our goal for 2016 is to focus our efforts on the exciting opportunities of our growing businesses and developing those businesses and to provide them with the capital they need to execute their business plan. In the process we plan to continue to streamline our cost structure and work to improve our balance sheet.”

Portfolio Companies

DSIT

DSIT Solutions Ltd., based in Israel, develops and produces advanced underwater sonar detection systems to protect ships and critical harbor installations against attack. Primary customers for its systems are navies, homeland security agencies, oil and gas (O&G) companies, nuclear power facilities and port authorities.

DSIT’s fiscal year 2015 revenue was $13.5 million vs. $12.3 million in 2014. The increase in revenue was primarily due to a $15.4 million order received in early 2015 for four Hull Mounted Sonar (HMS) systems and an anti-Submarine Warfare (ASW) trainer for an undisclosed navy. DSIT’s backlog at the end of 2015 was $20.6 million as compared to $12.0 million at the end of 2014.

GridSense

GridSense develops and markets remote monitoring systems for electric utility companies. The systems are used for outage management, power quality measurement, systems planning, trouble-shooting and maintenance. The company’s focus is on the early detection of problems on power lines and transformers and the prevention of power outages. Its unique solution is applicable to hundreds of thousands of underground and vault transformers, most of which are approaching or past their life expectancies. Compared to manual inspections, the use of remote monitoring can save time and money and alert management to problems and possible failures. Also closer monitoring and maintenance can help extend the usable lives of transformers, whose replacement costs are prohibitive. GridSense’s low-cost and effective monitoring system is one answer to a growing problem.

Fiscal year 2015 revenue was $2.5 million compared to $4.5 million in 2014. The decrease in revenues was due to lower backlog entering 2015 combined with a reduced sales force in place in the U.S. in the beginning of 2015. R&D expenses were $0.5 million compared to $1.1 million in 2014 (a reduction of 54%) while SG&A expenses for 2015 decreased $0.9 million, or 32% compared to 2014. The decrease in expenses were primarily due to the elimination of GridSense’s Australian operations and the downsizing of its U.S. operations following GridSense’s restructuring which began in mid-2013.

GridSense’s management has realigned its sales and engineering efforts and is focusing on more standardized opportunities which seem most likely to result in commercial-scale orders. Specifically, GridSense plans to focus sales efforts in 2016 only on those products that have already shown the most traction in the marketplace such as the Transformer IQ® and the Line IQ®.

OmniMetrix

OmniMetrix has developed what it believes are the most advanced systems available for wirelessly and remotely monitoring back-up generators and other equipment, like oil corrosion protection systems on pipelines, to prevent failures. The system collects key data continuously and alerts the responsible manager to signs of trouble. With the emergence of applications that aggregate multiple sensors and monitors into a simplified customer dashboard interface, OmniMetrix, which monitors all major brands of critical equipment, believes it can play a key role in this new market.

OmniMetrix is marketing its products to end-users as well as to select dealers identified as possessing both a substantial maintenance customer base and a willingness to provide value-added services. OmniMetrix also provides corrosion monitoring and control of gas pipelines.

OmniMetrix revenue increased 11% from $2.8 million in 2014 to $3.0 million in 2015. The increase in revenue was driven by increased monitoring revenue. Gross margins for fiscal year 2015 were 59% compared to 58% in 2014. As monitoring revenue continues to grow, OmniMetrix’s margins are expected to increase as well, as monitoring revenues generate significantly higher margins than hardware sales.

Conference Call

Acorn Energy will host a conference call to discuss fourth quarter and year-end 2015 results and corporate developments shortly after the closing of the sale of a portion of its holdings in DSIT which is expected in April 2016.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose three portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency — factors which can lead to greater profitability. GridSense® provides monitoring for all critical points along the electricity delivery system. OmniMetrix™ remotely monitors emergency back-up power generation systems to increase their reliability. DSIT provides security solutions from underwater threats to naval and marine based energy assets. For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. will be successful in maximizing the value of or its operating companies and other assets. A complete discussion of the risks and uncertainties which may affect Acorn Energy’s business generally and the businesses of its subsidiaries is included in “Risk Factors” in Acorn’s Form 10-K filed with the Securities and Exchange Commission.

Contact:

Jan Loeb

(302) 656-1708

-Financial Tables to Follow-

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of
	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$172	$4,821
Restricted deposits	2,172	467
Escrow deposit	100	—
Accounts receivable, net	6,680	4,902
Unbilled revenue	3,849	7,890
Inventory	1,002	1,374
Other current assets	1,877	1,813
Current assets – discontinued operations	—	143
Total current assets	15,852	21,410
Property and equipment, net	977	1,080
Severance assets	3,558	3,256
Restricted deposits	2,951	650
Intangible assets, net	—	1,211
Goodwill	516	1,031
Other assets	476	905
Total assets	$24,330	$29,543

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$2,054	$4,419
Leap Tide loan payable, net of discount	1,900	—
Accounts payable	3,296	2,187
Accrued payroll, payroll taxes and social benefits	1,506	1,584
Deferred revenue	5,268	1,634
Other current liabilities	2,796	3,028
Current liabilities – discontinued operations	—	4,693
Total current liabilities	16,820	17,545
Long-term liabilities:
Accrued severance	4,984	4,594
Other long-term liabilities	868	1,011
Total long-term liabilities	5,852	5,605
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:	281	272
Authorized – 42,000,000 shares; Issued – 28,127,511 and 27,277,511 shares at December 31, 2015 and 2014, respectively
Additional paid-in capital	98,977	97,607
Warrants	1,597	1,641
Accumulated deficit	(97,191)	(86,592)
Treasury stock, at cost – 801,920 shares at December 31, 2015 and 2014	(3,036)	(3,036)
Accumulated other comprehensive loss	(262)	(212)
Total Acorn Energy, Inc. shareholders’ equity	366	9,680
Non-controlling interests	1,292	(3,287)
Total equity	1,658	6,393
Total liabilities and equity	$24,330	$29,543

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

	Year ended December 31,
	2015	2014
Revenues:
Projects	$13,205	$11,970
Products	3,555	5,682
Services	2,295	1,908
Total revenues	19,055	19,560
Cost of sales:
Projects	8,918	8,352
Products	3,457	4,099
Services	493	471
Total cost of sales	12,868	12,922
Gross profit	6,187	6,638
Operating expenses:
Research and development expenses, net	2,205	2,714
Selling, general and administrative expenses	11,508	12,023
Impairments of goodwill and intangibles	1,562	1,773
Restructuring and related charges	—	294
Total operating expenses	15,275	16,804
Operating loss	(9,088)	(10,166)
Finance expense, net	(330)	(129)
Loss before taxes on income	(9,418)	(10,295)
Income tax expense	211	164
Net loss from continuing operations	(9,629)	(10,459)
Loss from discontinued operations, net of income taxes	(1,173)	(19,140)
Net loss	(10,802)	(29,599)
Non-controlling interest share of loss – continuing operations	105	47
Non-controlling interest share of loss - discontinued operations	98	2,407
Net loss attributable to Acorn Energy, Inc. shareholders.	$(10,599)	$(27,145)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.36)	$(0.46)
From discontinued operations	(0.04)	(0.73)
Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.40)	$(1.19)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	26,803	22,844